As filed with the Securities and Exchange Commission on April 18, 2019
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
IEC Electronics Corp.
(Exact name of registrant as specified in its charter)
____________________

Delaware	13-3458955
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
105 Norton Street
Newark, New York 14513
(Address of principal executive offices and zip code)
____________________

IEC Electronics Corp. 2019 Stock Incentive Plan
(Full title of the plan)
____________________
Jennifer M. Brown
Corporate Secretary
IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
(315) 331-7742
(Name, address and telephone number, including area code, of agent for service)

Copies to:
James M. Jenkins, Esq.
Alexander McClean, Esq.
Harter Secrest & Emery LLP
1600 Bauch & Lomb Place
Rochester, New York 14604
(585) 232-6500
____________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	867,171	(2)	$6.75	$5,853,404	$709.43

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the registrant’s common stock that may become issuable under the IEC Electronics Corp. 2019 Stock Incentive Plan (the “2019 Plan”), as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.

(2)
Represents 419,000 shares authorized for issuance under the 2019 Plan, plus 421,360 shares available for issuance under the IEC Electronics Corp. 2010 Omnibus Incentive Compensation Plan (the “Prior Plan”) and 26,811 shares subject to outstanding equity awards under the Prior Plans, which represent the registrant’s reasonable estimate of how many shares may come available for future grant under the 2019 Plan upon the expiration, termination, cancellation or forfeiture of such awards under the Prior Plan.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the NYSE American on April 15, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Such documents are not being filed with the Securities and Exchange Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II
Item 3.     Incorporation of Documents by Reference.

The SEC allows IEC Electronics Corp. (the “Company”) to “incorporate by reference” the information that it files with the SEC. This means the Company can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this Registration Statement, unless it is superseded by information in this Registration Statement or by later information that the Company files with the SEC. Information filed with the SEC after the date of this Registration Statement will automatically update and supersede the information contained or incorporated by reference in this Registration Statement.

We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

(1)
Our annual report on Form 10-K for the fiscal year ended September 30, 2018 (including the information specifically incorporated by reference into such report from our Definitive Proxy Statement on Schedule 14A, filed on January 24, 2019);

(2)	Our quarterly report on Form 10-Q for the quarter ended December 28, 2018;

(3)
Our Current Reports on Form 8-K, filed with the SEC on December 13, 2018, January 11, 2019,  January 24, 2019, March 13, 2019 and March 14, 2019 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with any such item);

(4)
The description of the Company’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated June 8, 2009, including any amendment(s) or report(s) filed for the purpose of updating such description; and

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are hereby incorporated by reference herein and shall be deemed to be a part hereof from the dates of filing of such reports or other documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Item 4. Description of Securities.

Not applicable

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the Delaware General Corporation Law (the “DGCL”).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article Eight of the Company’s certificate of incorporation limits the liability of directors to the fullest extent permitted by the DGCL. The effect of this provision is to eliminate the Company’s rights, and the rights of its stockholders, through stockholder derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, the Company’s directors will be personally liable to the Company and its stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived improper benefit from their action as directors. In addition, the Company’s certificate of incorporation, as amended, provides that the Company has the right to indemnify its directors and officers to the fullest extent permitted by the DGCL.

The Company has entered into an indemnification agreement with each of its directors and officers (each, an “Indemnitee”), under which the Company has generally agreed to indemnify each Indemnitee against third party actions and derivative actions, subject to certain limitations for willful misconduct, action taken in bad faith and expenses and liabilities covered by insurance. Among other things, the indemnification agreement provides procedures for notifying the Company of a threatened, pending or completed action or suit, advancing certain expenses incurred by an Indemnitee and determining an Indemnitee’s right to indemnification.

The preceding summary is qualified in its entirety by the Company’s certificate of incorporation, by-laws and indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Harter Secrest & Emery LLP.
23.1*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	IEC Electronics Corp. 2019 Stock Incentive Plan (filed as Appendix A to the registrant’s Proxy Statement relating to its 2019 Annual Meeting, filed with the Commission on January 24, 2019.)
* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New York, on April 18, 2019.

IEC Electronics Corp.

By: /s/ Thomas L. Barbato
    Name: Thomas L. Barbato
    Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas L. Barbato and Jennifer M. Brown his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this Registration Statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey T. Schlarbaum	President and Chief Executive Officer
Jeffrey T. Schlarbaum	(Principal Executive Officer and Director)	April 18, 2019

/s/ Thomas L. Barbato	Senior Vice President and Chief Financial Officer	April 18, 2019
Thomas L. Barbato	(Principal Financial and Accounting Officer)

/s/ Keith M. Butler	Director	April 18, 2019
Keith M. Butler

/s/ Charles P. Hadeed	Director	April 18, 2019
Charles P. Hadeed

/s/ Andrew M. Laurence	Director	April 18, 2019
Andrew M. Laurence

/s/ Jeremy R. Nowak	Chairman of the Board	April 18, 2019
Jeremy R. Nowak

/s/ Michael Osborne	Director	April 18, 2019
Michael Osborne